Exhibit 99.1

Boston Capital REIT Stockholders Approve Acquisition by BPG Properties, Ltd.

Over 66% of Shares Outstanding Vote in Favor of Merger

BOSTON, MASSACHUSETTS, JANUARY 14, 2008 — Boston Capital Real Estate Investment Trust, Inc. (“Boston Capital REIT” or the “Company”) today announced that at a special meeting held earlier today, Boston Capital REIT stockholders voted to approve Boston Capital REIT’s previously announced proposed acquisition by an affiliate of BPG Properties, Ltd.

Over 66% of shares outstanding voted in favor of the transaction. An overwhelming 97% of the total shares voted were voted in favor of the transaction.

Under the terms of the merger agreement, following consummation of the merger, Boston Capital REIT stockholders will receive cash, without interest, in the amount of $13.30 per share, plus a pro rata portion of the regular monthly dividend of $0.00164384 per share, per day for the period from January 1, 2008 through the date immediately prior to the closing date of the merger, less excluded distributions, if any. The merger is expected to close on January 15, 2008. The closing is subject to the satisfaction or waiver of the conditions set forth in the merger agreement.

Under the terms of the merger agreement, Boston Capital REIT will be merged into an affiliate of BPG Properties, Ltd. as of the effective time of the merger, the separate legal existence of Boston Capital REIT will cease, and the affiliate of BPG Properties, Ltd. will continue as the surviving entity.

About Boston Capital Real Estate Investment Trust

Boston Capital Real Estate Investment Trust, Inc. is a Maryland corporation that operates as a real estate investment trust for federal income tax purposes. Through its subsidiaries and joint ventures, Boston Capital REIT owns interests in a portfolio of 11 apartment properties consisting of 3,098 units and comprising approximately 2,713,000 square feet located in Washington, Oregon, Utah, Florida and Texas.

About BPG Properties, Ltd.

BPG Properties, Ltd. is a private equity real estate fund manager based in the Philadelphia area. The firm’s portfolio consists of over 20 million square feet of office, retail, student housing and industrial properties and more than 25,000 apartment units in over 100 communities located throughout the United States. For additional information on BPG, please visit www.bpgltd.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the consummation of the proposed merger of Boston Capital REIT with and into BC Acquisition Sub, LLC (the “Merger”) and the expected timing thereof, the future performance of the apartment communities, and other statements that are not historical facts, and/or statements containing words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “could”, “target(s),” “project(s),” “will,” “believe(s),” “seek(s),” “estimate(s)” and similar expressions. These statements are based on management’s current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of the Company’s control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations and those described in the forward looking statements include, but are not limited to: (1) the failure of Merger closing conditions to be satisfied; (2) the failure of the other parties (the “Buyer Parties”) to the merger agreement (the “Merger Agreement”) relating to the Merger to obtain the necessary financing arrangements in order to fund the merger consideration; (3) the occurrence of any effect, event, development or change that could give rise to the termination of the Merger Agreement; (4) the failure of the Merger, or any of its components, to close for any other reason; (5) in the event of default by the Buyer Parties, the $20 million guaranty that their affiliates have provided to secure their obligations may not be collectible or adequate to cover damages, or the guarantors may default on their obligations under the guaranty; (6) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger and (7) such other risk factors that are set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this press release.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.